Exhibit 99.6

December 6, 2013

Mr. N. Alan Anthony

Chairman and President

Midstate Community Bank

6810 York Road
Baltimore, MD 21212

Dear Alan,

This letter sets forth the agreement (the “Agreement”) between A.G. Newcomb & Co. (“AGN”) and Midstate Community Bank ("Bank"), whereby Bank has engaged AGN to provide consulting assistance (”Services”) in the preparation of a business plan (“Plan”) pursuant to the Bank’s application for conversion to stock institution (“Application”).

The following describes AGN’s approach, expert team, professional fees and other terms:

I.	Scope of Services

A.	Conversion Services Approach / Methodology

AGN working with the Bank and its officers and advisors will prepare the Plan in accordance with the provisions of the Application. The following is an outline of the major components of the Plan. (A table of contents for the Plan that is typical for this type of Application can be found as an Exhibit).

1.	An Executive Summary prepared in a format that summarizes the content of the Plan.
2.	A Description of the Bank’s Business including market niche, corporate structure, a financial analysis of the Bank’s current condition, a review of strengths and weaknesses and an overview of the Bank’s expansion plans, if any.
3.	A Marketing Plan that will include a description of product strategy, summary policy statements, a market area analysis, a review of the economic forecast and an examination of the competitive environment.
4.	A Management Plan that provides an organizational structure, list of committees and addresses management succession. Transactions with affiliates, if any, will also be discussed.
5.	A Description of Records, Systems and Controls.
6.	A Financial Management Plan that addresses capital needs for the Bank and resulting holding company, earnings, growth, liquidity needs, interest rate risk, credit risk and a dividend policy for the Bank and holding company.

6204 ASHTON PARK COURT | COLUMBIA, MD 21044 | 301.596.0182 | WWW.AGNEWCOMB.COM

Mr. N. Alan Anthony

December 6, 2013

7.	An Alternative Business Strategy that discusses alternative strategies should the Bank not reach its target goals or has certain material deviations.
8.	A description of the Bank’s plan to Monitor and Revise the Plan as necessary.
9.	Extensive Financial Projections that will include Bank only projections, holding company only projections and consolidated projections.

B.	Other Services

AGN will assist Midstate in various investor relations activities for two quarters after conversion to stock institution including:

a.	Assist in drafting textual discussion for the first two earning releases. This will establish a template for future publicly released earnings reports.
b.	Coach management on public messaging.
c.	Monitor trading activity and report unusual activity.
d.	Review shareholder list and provide background on any known activists.
e.	Identify strategies for addressing shareholder concerns.

II.	Expert Team

Anita Newcomb, President and Managing Director, will be the engagement manager on this project and Kevin McAuliffe, Senior Consultant, the project manager. Other AGN professionals may be used as necessary

III.	Engagement Fees and Expenses

A.	In consideration for AGN’s Services pursuant to Section I above, Bank agrees as follows:

(a)      Bank will pay AGN $40,000 in professional fees for Services provided. Payment for professional fees will be made as follows:

i.	$15,000 upon signing of this Agreement,
ii.	$20,000 upon filing of the Application and
iii.	$5,000 upon approval of Application.

(b)      Invoices for out-of-pocket expenses will be rendered monthly to Bank. Invoices will be payable upon receipt. Out-of-pocket expenses will not exceed $3,000 in the aggregate with regard to conversion consulting services.

(c)      In the event the Bank shall, for any reason, discontinue its need for a business plan and advisory services, the Bank agrees to compensate AGN according to AGN’s hourly billing rates for consulting services based on accumulated and verifiable time expended not to exceed $40,000.

(d)      If, during the course of the Bank’s business planning process, unforeseen events occur so as to materially change the nature of the work content of the services described in this contract, the terms of the contract shall be subject to revision by the Bank and AGN. Such unforeseen events shall include, but not be limited to, major changes in procedures as they relate to business plans, major changes in management or financial condition, or a merger with another financial institution.

Mr. N. Alan Anthony

December 6, 2013

IV.	Agreements, Representations and Warranties, and Indemnification

AGN and Bank hereby further agree to the following:

(a)      Bank will use all reasonable efforts to assure that Bank provides such documents and information as AGN may reasonably request and as may be material and relevant for AGN’s performance under this Agreement.

(b)      Bank acknowledges that in performing the Services, AGN will rely upon the documents and information furnished to it pursuant to (a) above, to the extent such reliance is reasonable, and further acknowledges that AGN will not independently verify the accuracy or completeness of such documents or information. AGN may also use and rely on information from subscription data bases and publicly available sources that AGN reasonably believes to be accurate, reliable and truthful; however, AGN does not guarantee the accuracy, reliability or truthfulness of any such publicly available information.

(c)      In consideration of the Bank providing AGN with Confidential Information, AGN agrees that: (i) the Confidential Information will be held and treated by AGN, our respective directors, our officers, employees, advisors, agents or representatives (collectively, our “Representatives”) in confidence and, except as hereinafter provided, will not be disclosed by AGN or respective Representatives in any manner whatsoever and will not be used by AGN or respective Representatives other than in connection with Services and this Agreement or in any way directly or indirectly detrimental to the Bank or its subsidiaries; and except as required by law and unless in the opinion of counsel such disclosure is required. As a condition to AGN being furnished information, we agree to treat any Confidential Information (as defined herein) furnished by Bank or on behalf of the Bank in accordance with the provisions of this Agreement.

“Confidential Information” means all customer information, other data, reports, interpretations, forecasts, agreements, files, computer tapes and records, written or oral, containing or reflecting information concerning the Bank, its affiliates and subsidiaries that is not available to the general public and that the Bank will provide us, including without limitation any and all information obtained by meeting with representatives or personnel of the Bank or its subsidiaries, together with analyses, compilations, studies or other documents, whether prepared by the Bank or others, that contain or otherwise reflect such information. “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Bank or Bank’s representatives, (ii) was within AGN’s possession prior to its being furnished to AGN by or on behalf of the Bank pursuant hereto, provided that the source of such information was not known by AGN to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Bank or any other party with respect to such information, (iii) becomes available to AGN on a non-confidential basis from a source other than the Bank or AGN Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Bank or any other party with respect to such information, or (iv) was independently developed by AGN without reference to the Confidential Information, provided such independent development can reasonably be proven by AGN by written records.

Mr. N. Alan Anthony

December 6, 2013

Bank agrees that if AGN is asked to act for Bank in any capacity other than that contemplated by this Agreement, such further action(s) will be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

(d)      Bank shall indemnify AGN, its directors, officers, employees, and agents to the maximum extent permitted by law and hold AGN harmless from any losses, actions, claims, damages, expenses or liabilities related to or rising out of acts or decisions made by AGN in good faith and believed to be in the best interest of Bank. Bank will reimburse AGN for expenses as they are incurred by AGN in connection with investigating or defending any such actions or claims. This indemnification shall remain in full force and effect following completion or termination of AGN's engagement, unless the reason for such termination was AGN’s breach of this Agreement.

V.	Termination and Survival

This Agreement may be terminated at any time by either party upon written notice; provided, however, that notwithstanding such termination, AGN will be entitled to such fees and expenses as are due under the Section III of this Agreement.

This Agreement is governed and interpreted by the laws of the State of Maryland.

*        *        *        *

If this Agreement is acceptable, please sign both originals and return one to me. Thank you for this opportunity to work with you, your colleagues and Board once again.

Very truly yours,

Anita Gentle Newcomb
President

Accepted this ______________________ day of ____________________________, 2013

Mr. N. Alan Anthony

December 6, 2013

MIDSTATE COMMUNITY BANK
BALTIMORE, MARYLAND

By:

Exhibit 99.6

EXHIBIT A

Conversion Business Plan

Sample Table of Contents

SECTION ONE
I. EXECUTIVE SUMMARY
Scope of Business Plan
Summary of Conversion and Stock Offering.
Reasons for Conversion and Stock Offering
Pro Forma Impact of Stock Offering
Convenience and Needs
Summary of Key Aspects of the Business Plan
Organization of Business Plan

II. DESCRIPTION OF BUSINESS
Description of Business/Identity
Measurable Goals
Legal Form of Ownership/Investment in Subsidiaries/Service Corporations
Present Financial Condition
Resources Available to the Institution
Independent Office Quarters
Plans for increasing or shrinking present branch structure

III. MARKETING PLAN
Product Strategy
Lending
Planned Lending Activities and Changes to Lending Activities
Normal Lending Territory (“NLT”) & Investments Outside of the NLT
Promotion of Home Financing
Mortgage Banking/Secondary Market Activity/Loan Participations
Methods Used and Planned to Generate Loans
Strategies to Minimize Non-Earning Assets
Credit Risk Assessment of the Current Loan Portfolio and Alternative Activities
Current and Planned Loan Pricing
Community Reinvestment Act of 1977
Deposits and Borrowings
Current and Planned Sources of Funds

Market Analysis/Economic Component
National Economic Factors as Reported by the Federal Reserve
Economic Assumptions Used in the Pro Forma Financial Statements
Local and Regional Market Conditions
Market Area Demographics

Competition
Summary

IV. MANAGEMENT PLAN
Directors and Officers
Transactions with Affiliates

V. RECORDS, SYSTEMS, AND CONTROLS
VI. FINANCIAL MANAGEMENT PLAN
Capital Adequacy
Dividend Policy
Liquidity (Funds Management)
Interest Rate Risk Management
Borrowings
Other
Mergers
Investments

VIII. ALTERNATIVE BUSINESS STRATEGY

SECTION TWO
BANK
USE OF PROCEEDS
Assumptions
Interest Rates
Conversion Offering
Cash and Investment Securities
Lending
Non-Accruing Loans and REO
Deposit Trends
Stock Benefit Plans
Operating Expenses
Non-Interest Income
Valuation Allowances/Provisions
Dividends
Miscellaneous Assumptions
Discussion of Results

SECTION THREE
BANK HOLDING COMPANY
Introduction
Capitalization
Future Operations and Use of Proceeds
FINANCIAL PROJECTIONS